Exhibit 99.2

Kymera Therapeutics Announces Pricing of $225 Million Public Offering

Watertown, Mass. (August 19, 2024) – – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of small molecule medicines using targeted protein degradation (TPD), today announced the pricing of its underwritten public offering of $225 million of shares of its common stock and, in lieu of common stock to certain investors, pre-funded warrants to purchase shares of its common stock. Kymera is selling 2,002,313 shares of common stock and, in lieu of common stock to certain investors, pre-funded warrants to purchase 3,519,159 shares of common stock in the offering. The shares of common stock are being sold at a public offering price of $40.75 per share and the pre-funded warrants are being sold at a public offering price of $40.7499 per pre-funded warrant, which represents the per share public offering price of each share of common stock, less the $0.0001 per share exercise price for each pre-funded warrant. In addition, Kymera has granted the underwriters a 30-day option to purchase up to an additional 828,220 shares of its common stock at the public offering price per share, less underwriting discounts and commissions. The gross proceeds to Kymera from the offering are expected to be approximately $225 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Kymera, excluding the exercise of any pre-funded warrants and assuming no exercise of the underwriters’ option to purchase additional shares. All of the securities being sold in this offering are being offered by Kymera. The offering is expected to close on August 21, 2024, subject to the satisfaction of customary closing conditions.

Kymera intends to use the net proceeds from the offering to continue to advance its pipeline of preclinical and clinical degrader programs that are designed to address large patient populations with significant need and clear commercial opportunity, and for working capital and other general corporate purposes. Kymera may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or technologies to continue to build its pipeline, research and development capabilities and its intellectual property position.

Morgan Stanley, J.P. Morgan, TD Cowen and Stifel are acting as joint book-running managers for the offering.

The securities described above are being offered pursuant to an automatically effective shelf registration statement on Form S-3 (No. 333-259955) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2021. This offering is being made only by means of a prospectus supplement and an accompanying prospectus that form a part of the registration statement.

A final prospectus supplement related to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and an accompanying prospectus related to the offering may also be obtained, when available, from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (855) 495-9846, or by email at TD.ECM_Prospectus@tdsecurities.com; and Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Kymera Therapeutics

Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on delivering oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Kymera is also progressing degrader oncology programs that target undrugged or poorly drugged proteins to create new ways to fight cancer. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, and include, but are not limited to, statements regarding the expected gross proceeds from the offering, completion and timing of the public offering and the anticipated use of proceeds from the offering. Any forward-looking statements are based on Kymera’s current expectations, forecasts, and assumptions and are subject to a number of risks and uncertainties that could cause actual outcomes and results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Kymera’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Kymera’s Annual Report on Form 10-K for the year ended December 31, 2023 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, as well as in the prospectus supplement related to the public offering. Forward-looking statements contained in this press release are based on information available to Kymera as of the date hereof and are made only as of the date of this release. Kymera undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Kymera’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Kymera.

Investor & Media Contact:

Justine Koenigsberg

Vice President, Investor Relations

investors@kymeratx.com

media@kymeratx.com

857-285-5300